EXHIBIT 99.1

MEDIA CONTACT:
Sandy Pfaff
Pfaff PR for Bank of Marin
415.819.7447 | sandy@pfaffpr.com

Bank of Marin Appoints New Chairman, Stuart Lum
Experienced business executive and active board member replaces Dr. Joel Sklar

NOVATO, CA - (December 16, 2013) - The Board of Directors of Bank of Marin Bancorp (NASDAQ: BMRC), parent company of Bank of Marin (collectively, the “Bank”), has appointed Stuart Lum to become Chairman of its two Boards of Directors (collectively, the “Board”), effective January 1, 2014. Lum has served as a Director for 14 years and is currently a member of the Executive Committee, the Assets and Liabilities Committee, and he chairs the Audit Committee. Lum replaces Dr. Joel Sklar, who is a founding Bank Board member and has been the Chairman since 2007. Dr. Sklar will remain as a Director.

Lum brings nearly 30 years of business and management experience to the Bank Board, which now has 12 active members. Currently President of EdgewoodCare, Inc., a 108-bed assisted living facility in Roseville, CA, Lum is also the owner and founder of Edgewood Pacific, an equity investment company with holdings in Hawaii and California. In addition to his role with Bank of Marin, Lum serves on the compensation committee for Marin Academy, where he was formerly a trustee. He also served as a trustee for the San Domenico School from 1998 to 2004, and as a trustee of the Stanford Club of Marin from 2008 to 2012, the last year as its Chairman.

Lum has received three degrees from Stanford University, including an MBA from the Graduate School of Business, a Master of Science in health services administration from the School of Medicine and an undergraduate Bachelor of Arts with a major in economics. A longtime resident of Marin, Lum and his family reside in San Rafael.

Sklar steps down after nearly seven years in the role of Chairman. During his tenure, the Bank more than doubled in size, reaching in excess of $1.7 billion in assets with 21 offices in five Bay Area counties. Sklar worked with President and CEO Russell A. Colombo to expand the Bank’s footprint into new markets, including Napa and the East Bay, with the acquisition of Charter Oak Bank in Napa and NorCal Community Bancorp, parent company of Bank of Alameda. The Bank also opened offices in Santa Rosa, Greenbrae, Sonoma and San Francisco while Sklar served as Chairman.

“It has been an honor and a privilege to have served as Chairman of an exceptional Board of Directors,” said Dr. Sklar. “I have great confidence in Stuart’s abilities to help lead the Board as the Bank enters into the next phase of growth and success.”

Sklar is currently the Chief Medical Officer at Marin General Hospital and the Board Chair of Marin
Medical Practice Concepts, in addition to being a cardiologist with Cardiovascular Associates of Marin and San Francisco.

“We are fortunate to have such a strong Board of Directors with many talented leaders like Joel and Stuart who have significant business management and Board experience. They both understand and value our unique community bank culture and the importance of relationships in how we do business,” said Russell A. Colombo, President and Chief Executive Officer. “Stuart has been very engaged in all significant areas of the Board, and brings a keen eye for details as well as a strategic mindset which will serve the Bank and our shareholders well as we move forward.”

About Bank of Marin

Bank of Marin, as the sole subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC), is the premier community and business bank in Marin County now with 21 offices in Marin, San Francisco, Napa, Sonoma and Alameda counties. Bank of Marin offers business and personal banking, private banking and wealth management services, with a strong focus on supporting local businesses in the community. Incorporated in 1989, Bank of Marin has received the highest five star rating from Bauer Financial for more than fourteen years (www.bauerfinancial.com) and has been recognized for several years as one of the "Best Places to Work in the North Bay" by the North Bay Business Journal and one of the “Top Corporate Philanthropists" by the San Francisco Business Times. With assets in excess of $1.7 billion, Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and has been recognized as a Top 200 Community Bank for the past five years by US Banker Magazine. For more information, go to www.bankofmarin.com.
the Russell 2000 Small-Cap Index and has been recognized as a Top 200 Community Bank for the past five years by US Banker Magazine.

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